----------------------------------------------------------------------------
----------------------------------------------------------------------------
               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549
                            ____________________

                                  FORM 8-K

                                CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  March 6, 1997


                          SEROLOGICALS CORPORATION
----------------------------------------------------------------------------
            (Exact name of registrant as specified in its charter)

          Delaware                      0-26126               58-2152225
  (State of other jurisdiction)  (Commission file number)   (IRS Employer
                                                          Identification No.)

           780 Park North Blvd.
               Suite 110
          Clarkston, Georgia                            30021
(Address of Principal executive offices)              (Zip code)

Registrant's telephone number, including area code:  (404) 296-5595

       (Former name or former address, if changed since last report)

CONFIDENTIAL TREATMENT REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE COMMISSION.

Pages where confidential treatment has been requested are stamped "Confidential Treatment Requested. The redacted material has been separately filed with the Commission and bracketed at the appropriate place and marked with a star [*] in this filing."

----------------------------------------------------------------------------
----------------------------------------------------------------------------


Item 2.  Acquisition or Disposition of Assets

          On March 6, 1997 (the "Closing Date"), Seramune, Inc. ("Seramune") a Delaware corporation and a wholly-owned subsidiary of Serologicals Corporation, a Delaware corporation (the "Company") acquired all of the outstanding shares of common stock of Nations Biologics, Inc., a Louisiana corporation, and Bloomington Plasma, Inc., a Nevada corporation. Pursuant to the same transaction, Seronat Plasma, Inc., a Delaware corporation and a wholly-owned subsidiary of Seramune, purchased substantially all of the assets of Decatur Plasma, Inc., a Louisiana corporation, Lake Forest Plasma Center, Inc., a Louisiana corporation, Southwest Plasma Company, Inc., a Louisiana corporation, Green Street Biological Corp., a Nevada Corporation, Riverfront Plasma Company, Inc., a Louisiana corporation and Silver State Plasma Products, Inc., a Nevada corporation (the eight companies and their respective subsidiaries collectively referred to as the "Nations Group").
The purchase price for the Nations Group was $14,412,000, which included (i) the assumption and repayment of certain debt in the amount of $6,356,120,
(ii) the issuance of a $4,000,000, five-year subordinated convertible promissory note (the "Convertible Note") to the Nations Stockholders (as defined below)(paying interest at a rate of 4.5% per annum for the first three years and convertible commencing in part one year from the date of issuance at a price of $18.76 per share) and (iii) the payment of cash in the amount of $3,808,734, subject to adjustment based on audited operating results of the Nations Group for the year ended December 31, 1996 and on the final balance sheet of the Nations Group as of the Closing Date.
The purchase agreement also provides for the payment of contingent consideration and additional purchase price adjustments based primarily upon the operating performance of the Nations Group for the 14-month period ending February 28, 1998. The acquisition was completed pursuant to a purchase agreement, dated as of March 6, 1997, among the Company, Seramune, Seronat Plasma, Inc., Nations Biologics, Inc., Decatur Plasma, Inc., Bloomington Plasma, Inc., Lake Forest Plasma Center, Inc., Southwest Plasma Company, Inc., Riverfront Plasma Company, Inc., Green Street Biological Corp. and Silver State Plasma Products, Inc., and Rodney L. Savoy, Barry J. Heinen, Noel P. Dragon, Jr. and La Savoy Famille, L.C. (collectively, the "Nations Stockholders"). The purchase price was determined through arms length negotiations between the Company and the Nations Stockholders. The Company utilized cash on hand and issued the Convertible Note to complete the acquisition. In connection with the acquisition, (i) Seramune entered into a one year employment agreement with Rodney L Savoy, providing for a salary of $120,000 per annum and a grant of options to purchase 35,000 shares of common stock of the Company and, among other provisions, obtained from Mr. Savoy a covenant not to compete which would remain in effect for a period of at least two years after the termination of Mr. Savoy's employment with Seramune.

          The Nations Group operates 16 non-specialty donor centers in Texas, Louisiana, Illinois, California, Oklahoma, Alabama and Wisconsin which specialize in the collection of antibodies used to produce intravenous immune globulin (IVIG), which is used to treat patients with suppressed immune systems and specific immune globulins to treat cytomegalovirus (CMV) and respiratory synctial virus (RSV). As a result of the acquisition, Seramune, or its wholly-owned subsidiaries, has become a party to or been assigned a series of plasma supply contracts with Alpha Therapeutics Corporation and Bayer Corporation and MedImmune, Inc.




Item 7.  Financial Statements and Exhibits

         (a)  Financial statements of businesses acquired

              Audited Combined Financial Statements of the Nations Group for the year ended December 31, 1996.

              At this time, it is impractical to file the required financial statements referenced above. Such financial statements will be filed as soon as practical, but no later than 60 days after the date on which this Report on Form 8-K must be filed.

         (b)  Pro Forma financial information

              At this time, it is impractical to file the required pro forma
              financial information.   Such pro forma financial information
              will be filed as soon as practical, but no later than 60 days after the date on which this Report on Form 8-K must be filed.

         (c)  Exhibits

              (2.1) Purchase Agreement dated as of March 6, 1997, among Serologicals Corporation, Seramune, Inc., Seronat Plasma, Inc., Nations Biologics, Inc., Decatur Plasma, Inc., Bloomington Plasma, Inc., Lake Forest Plasma Center, Inc., Southwest Plasma Company, Inc., Riverfront Plasma Company, Inc., Green Street Biological Corp., Silver State Plasma Products, Inc., Rodney L. Savoy, Barry J. Heinen, Noel P. Dragon, Jr. and La Savoy Famille, L.C.

             (99.1) $4,000,000 Subordinated Convertible Promissory Note dated March 6, 1997 from Serologicals Corporation.





                                  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   Serologicals Corporation
                                       (Registrant)

March 21, 1997	                    ____________________________
                                        Harold J. Tenoso, Ph.D.
                                        President, and
                                        Chief Executive Officer